EXHIBIT 10.65

EMPLOYMENT AGREEMENT
This Employment Agreement is made as of May 23, 2016, by Toys “R” Us, Inc. (the “Company”) and LANCE WILLS (the “Executive”).
RECITALS

1.	The Executive has experience and expertise required by the Company and its Affiliates.

2.
Subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Executive Vice President, Chief Technology Officer and the Executive wishes to accept such employment.

AGREEMENT
NOW, THEREFORE, for valid consideration received, the parties agree as follows:

1
Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive accepts employment hereunder effective as of the date first set forth above (the “Effective Date”).

2
Term. This Agreement shall commence on June 6, 2016 and shall remain in effect for an indefinite time until terminated by either party as set forth in Section 5 hereof. The period during which the Executive is employed shall hereinafter be referred to as the “Term.”

3	Capacity and Performance.

3.1
Offices. During the Term, the Executive shall serve the Company as Executive Vice President, Chief Technology Officer or such other roles and titles as may be designated by the Chief Executive Officer of the Company (“CEO”). The Executive shall have such powers, duties and responsibilities consistent with the Executive’s position as may from time to time be prescribed by the CEO. During the Term, Executive shall report to the CEO or such other person as the CEO shall designate.

3.2
Performance. During the Term, the Executive shall be employed by the Company on a full‑time basis and shall perform and discharge, faithfully, diligently and to the best of his/her ability, his/her duties and responsibilities hereunder. During the Term, the Executive shall devote his/her full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his/her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the Term, except for such directorships or other positions which he/she currently holds and has disclosed to the CEO in Exhibit A hereof and except as otherwise may be approved in advance by the CEO.

4
Compensation and Benefits. During the Term, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive shall receive the following:

4.1
Base Salary. The Company shall pay the Executive a base salary at the rate of Five Hundred and Fifty Thousand Dollars ($550,000.00) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company (the “Board”) or any appropriate committee or delegee thereof in its sole discretion may determine from time to time (the “Base Salary”).

4.2
Bonus. During the Term, the Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company (a “Bonus”), in a target amount of up to 100% of the Executive’s Base Salary, payable upon the Company’s achievement of certain performance targets established by the Board or any appropriate committee or delegee thereof and pursuant to the terms of the Company’s incentive plan, as in effect from time to time. The Bonus, if any, shall be paid to the Executive not later than two and one-half (2½) months after the end of the applicable fiscal year of the Company. For the current 2016 Fiscal Year, the Executive shall be eligible to earn a Bonus pro-rated for the period he was employed during Fiscal Year 2016.

4.3
Vacations. During the Term, the Executive shall be entitled to four weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken.

4.4
Other Benefits. During the Term and subject to any contribution therefor required of executives of the Company generally, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete any aspects of its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.5
Business Expenses. During the Term, reasonable business expenses incurred by Executive in the performance of the Executive’s duties shall be reimbursed by the Company in accordance with the Company’s policies, as in effect from time to time, applicable to senior executive officers of the Company.

4.6
Relocation Expenses. Additionally, the Executive shall receive a standard relocation package at the beginning of the Executive’s employment for relocation of the Executive to the Wayne, New Jersey area, in accordance with the Company’s policies in relation to its executive officers (the “Relocation Expenses”) which shall be subject to repayment in accordance with the terms of the relocation policy in the event of a termination of this Agreement.

4.7	Stock Option. The Company shall grant a stock option to the Executive in the form attached here to as Exhibit B.

5
Termination of Employment and Severance Benefits. The Term and the Executive’s employment hereunder shall terminate under the circumstances described in this Section 5. All references herein to termination of employment, separation from service and similar or correlative terms, insofar as they are relevant to the payment of any benefit that could constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”) shall be construed to require a “separation from service” within the meaning of Section 409A, and the Company and the Executive shall take all steps necessary (including with regard to any post‑termination services by the Executive) to ensure that any such termination constitutes a “separation from service” as so defined.

5.1
Death. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of death during the Term, the Company shall pay to the Executive or the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to the Executive’s estate) any Base Salary earned but unpaid through the date of death, any Bonus for the fiscal year preceding the year in which such death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of death (prorated in accordance with Company policies).

5.2	Disability.

5.2.1
The Company may terminate the Executive’s employment hereunder, upon Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the determination that Executive is disabled pursuant to the terms of the Company’s long term disability plan.

5.2.2
Upon termination of the Executive’s employment hereunder for Disability, the Executive shall be entitled to receive any Base Salary earned but unpaid through the date of Disability, any Bonus for the fiscal year preceding the year in which such Disability occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of Disability (prorated in accordance with Company policies).

5.3
By the Company for Cause. The Company shall terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting, forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of his/her duties to the Company or any of its Affiliates and the continuation of such failure or negligence for a period of ten (10) days after written notice thereof to the Executive; (ii) the Executive’s willful failure to perform (other than by reason of disability) any lawful and reasonable directive of the CEO after the Executive has received a written demand of performance from the CEO that specifically sets forth the factual basis for the determination and the continuance of such failure for a period of ten (10) days after receiving such notice; (iii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; (iv) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; (v) any material breach of the Executive’s fiduciary duties to the Company or an Affiliate as an employee or officer; or (vi) a material violation of the Company’s Code of Ethical Standards, Business Practices and Conduct, any other violation of Company policies or this Agreement and continuation of such violation for a period of ten (10) days after written notice thereof to the Executive. Anything to the contrary in this Agreement notwithstanding, upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company and its Affiliates shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4	By the Company Other Than for Cause. The Company shall terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.
In the event of such termination, the Company shall pay the Executive promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination. In addition and subject to the Executive’s continued compliance with the provisions of Sections 7 and 8 and the Executive’s execution (and non-revocation) of a release of all claims against the Company and its Affiliates in a form to be provided by the Company (the “Separation and Release Agreement”), the Executive shall receive (i) an amount equal to (1) times the Base Salary at the rate in effect immediately prior to the date of Executive’s termination of employment, payable in accordance with the normal Company payroll practices in 12 equal monthly installments following the Executive’s termination (the “Severance Term”); provided, that the aggregate amount described in this Section 5.4 shall be in lieu of notice or any other severance amounts to which the

Executive may otherwise be entitled and shall be reduced by any amounts owed by the Executive to the Company or any Affiliate; (ii) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid; and (iii) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1/2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Company policies).

5.5
By the Executive for Good Reason. The Executive may terminate employment hereunder for Good Reason. The following shall constitute “Good Reason” for termination by the Executive: (i) the failure of the Company to pay any undisputed amount due under this Agreement; (ii) a substantial reduction in the Executive’s targeted compensation level (other than a general reduction in Base Salary, annual incentive compensation opportunities or other benefits that effects all similarly situated executives); (iii) relocation of the Executive’s workplace to a new location that is more than fifty (50) miles away from Executive’s principal work location in Wayne, NJ. Notwithstanding the foregoing, any termination by the Executive for Good Reason may only occur if the Executive provides a notice of termination for Good Reason within 45 days after Executive learns (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason. Resignation by Executive shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason.

In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination. In addition and subject to the Executive’s continued compliance with the provisions of Sections 7 and 8 and the Executive’s execution (and non-revocation) of the Separation and Release Agreement, the Executive shall receive (i) an amount equal to (1) times the Base Salary at the rate in effect immediately prior to the date of Executive’s termination of employment, payable in accordance with the normal Company payroll practices over the Severance Term; provided, that the aggregate amount described in this Section 5.4 shall be in lieu of notice or any other severance amounts to which the Executive may otherwise be entitled and shall be reduced by any amounts owed by the Executive to the Company or any Affiliate; (ii) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid; and (iii) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1/2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Company policies).

5.6
By the Executive Other Than for Good Reason. The Executive may terminate employment hereunder at any time upon 90 days written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5.6, the CEO or the Board may elect to waive the period of notice or any portion thereof. The Company will pay the Executive his/her Base Salary for the notice period, except to the extent so waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Section 5.6, the Company and its Affiliates shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of his/her Base Salary for the period (or portion of such period) indicated above, (ii) continuation of the provision of the benefits set forth in Section 4.4 for the period (or portion of such period) indicated above, and (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid. The payments made under subsections (i) and (iii) hereof shall be made promptly following termination and in all events within thirty (30) days thereof.

5.7
Post‑Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the Term or otherwise, then such employment shall be at will.

6	Effect of Termination of Employment. The provisions of this Section 6 shall apply in the event of termination of the Executive’s employment, pursuant to Section 5, or otherwise.

6.1
Payment in Full. Payment by the Company or its Affiliates of any Base Salary, Bonus or other specified amounts that are due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company or its Affiliates, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations therein survive termination of employment.

6.2
Termination of Benefits. If the Executive is terminated by the Company without Cause, or terminates employment with the Company for Good Reason, and provided that the Executive elects continuation of medical and dental coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall pay the Executive an amount equal to the monthly COBRA premiums for the Severance Term; provided that, such payment will cease upon the date on which the Executive becomes eligible for medical and dental coverage from any subsequent employer. Except for medical and dental coverage continued pursuant to Section 5.2 hereof, all other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of employment. The Executive and Company agree to make such changes to the reimbursement for COBRA as may be required to ensure compliance with Internal Revenue Code section 409A or Section 105(h) of the Code.

6.3
Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5.2, 5.4 or 5.5 hereof is expressly conditioned upon the Executive’s continued full performance of his/her obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5.2, 5.4 or 5.5, no compensation is earned after termination of employment.

7	Confidential Information; Intellectual Property.

7.1
Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as that term is defined in Section 11.2, below) and that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of his/her employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or judicial process) any Confidential Information obtained by the Executive incident to his/her employment or other association with the Company and its Affiliates; provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. The Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination.

7.2
Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company and its Affiliates at the time employment terminates, or at such earlier time or times as the Board or CEO designee may specify, all Documents then in the Executive’s possession or control.

7.3	Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company or its Affiliates to assign the Intellectual Property to the Company and to permit the Company and its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “Work For Hire” under applicable laws.

8	Restricted Activities.

8.1
Agreement Not to Compete With the Company. During the Executive’s employment hereunder and for a period of 24 months following the date of termination thereof (the “Non‑Competition Period”), the Executive will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which in any material respect competes with the following enumerated business activities to the extent then being conducted or being planned to be conducted by the Company or its Affiliates or being conducted or known by the Executive to being planned to be conducted by the Company or by any of its Affiliates, at or prior to the date on which the Executive’s employment under this Agreement is terminated (the “Date of Termination”), in the United States or any other geographic area where such business is being conducted or being planned to be conducted at or prior to the Date of Termination (a “Competitive Business”, defined below). For purposes of this Agreement, “Competitive Business” shall be defined as any company or other entity engaged primarily in the retail, sale or distribution (including in stores, or via mail order, e-commerce or similar means) of “Competing Products.” Competing Products means (i) toys and games; (ii) video games, computer software for children and electronic toys or games; (iii) juvenile or baby products, apparel, equipment, furniture or consumables; (iv) wheeled goods for children; and (v) any other product or group of related products that represents more than 20% of the gross sales of the Company and its Affiliates for the twelve (12) month period preceding the Executive’s termination date. For purposes of this Agreement, a Competitive Business includes those persons or entities who maintain or are contemplating maintaining more than 30% of their gross sales in Competing Products for the 12 month period preceding the Executive’s termination date. Without limiting the foregoing, the term “Competitive Business” shall in any event include Wal-Mart, K-Mart/Sears, Target, Amazon, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour and any of their respective parents, subsidiaries, affiliates or commonly controlled entities. Notwithstanding the foregoing, (i) ownership of not more than 3% of any class of equity security of any publicly traded corporation; or

(ii) owning a passive equity interest in a private debt or equity investment fund over which the Executive does not have the ability to exercise control or managerial influence shall not, of itself, constitute a violation of this Section 8.1

8.2
Agreement Not to Solicit Employees or Customers of the Company. During employment and during the Non‑Competition Period the Executive will not, directly or indirectly, (i) solicit to leave the employment of, or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or (ii) hire any such employee (other than clerical or administrative support personnel) who was employed by the Company or its Affiliates as of the date of the Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within one (1) year prior to, the termination of the Executive’s employment with the Company; (iii) solicit to leave the employment of, or encourage to cease to work with, the Company or its Affiliates any consultant, supplier or service provider then under contract with the Company or its Affiliates.

9
Enforcement of Covenants. The Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon his/her pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he/she to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive, therefore, agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10
Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his/her obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11
Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 or as specifically defined elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

11.1
Affiliates. “Affiliates” shall mean Toys “R” Us, Inc., Toys “R” Us - Delaware, Inc. and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2
Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others, including without limitation, rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and its Affiliates and/or any third party that has disclosed or provided any of same to the Company and its Affiliates on a confidential basis.

11.3
Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the business activities or any prospective activity of the Company or any of its Affiliates.

11.4	Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

12
Withholding/Other Tax Matters. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. This Agreement shall be construed consistent with the intent that all payment and benefits hereunder comply with the requirements of, or the requirements for exemption from, Section 409A. Notwithstanding the foregoing, the Company shall not be liable to the Executive for any failure to comply with any such requirements.

13
Arbitration. Except as provided in Section 9, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

14	Code Section 409A.

14.1
General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers (other than the Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A.

14.2
Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a “change in control event” or the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

14.3
Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A and applicable regulations), then, subject to any permissible acceleration of payment by the

Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

14.4
Treatment of Installment Payments. Each payment of termination benefits under Section 5 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental or life insurance coverage under Section 6.2, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A.

14.5
Timing of Release of Claims. Whenever in this Agreement the provision of a payment or benefit is conditioned on the Executive’s execution and non-revocation of a release of claims, such release must be executed, and all revocation periods shall have expired, within 60 days after the date of termination of the Executive’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

14.6
Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

15	Miscellaneous.

15.1
Assignment. Neither the Company nor the Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This

Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

15.2
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.3
Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

15.4
Cooperation. The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, that the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses. The Executive is entitled to be paid or reimbursed for any expenses under this Section, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights to payment or reimbursement of expenses pursuant to this Section shall expire at the end of 20 years after the execution date of this Agreement and shall not be subject to liquidation or exchange for another benefit.

15.5
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) in the case of the Executive, to the address provided by the Executive and on file at the Company; and (ii) in the case of the Company, to the attention of Chief Executive Officer, with a copy to the General Counsel, both located at One Geoffrey Way, Wayne, New Jersey 07470, or to such other address as either party may specify by notice to the other actually received.

15.6
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, agreements and understandings, written or oral, between the Executive and the Company, or any of its predecessors, with respect to the terms and conditions of the Executive’s employment.

15.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15.8
Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New Jersey without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:		TOYS “R” US, INC.
Date:	6/30/16	By:	/s/ David A. Brandon
		Name:	DAVID A. BRANDON
		Title:	Chairman & Chief Executive Officer

THE EXECUTIVE:
Date:	5/23/16	/s/ Lance Wills
LANCE WILLS

EXHIBIT A

1

EXHIBIT B
Form of Stock Option

2